Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Retrophin, Inc. on Form S-8 of our report dated March 28, 2014, except for the first bullet appearing in the third paragraph of Note 2 and the December 31, 2013 amounts appearing in the tables in Note 2, as to which the date is March 11, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and emphasis of a matter paragraph pertaining to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013, with respect to our audits of the consolidated financial statements of Retrophin, Inc. and Subsidiary as of December 31, 2013 (restated) and for the years ended December 31, 2013 (restated) and 2012, appearing in the Annual Report on Form 10-K of Retrophin, Inc. for the year ended December 31, 2014. We were dismissed as auditors on March 31, 2014 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements, incorporated by reference into the Registration Statement on Form S-8, for the periods after the date of our dismissal other than those procedures we performed on March 11, 2015, which specifically relate to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013.

/s/ Marcum LLP

New York, NY

August 21, 2015